JAMES N. BARBER

Attorney at Law

Suite 100, Bank One Tower

50 West Broadway

Salt Lake City, UT 84101

Telephone: (801) 364-6500 Facsimile: (801) 364-3406 E-Mail: Barberjn@aol.com

February 18, 2003

Gary S. Marrone, President

PrimePlayer Incorporated

3993 Howard Hughes Pkwy

Suite 270

Las Vegas State: NV 89109

Re: PrimePlayer Incorporated Employee Benefit Plan

Dear Dr. Marrone:

I have acted as counsel to PrimePlayer Incorporated (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of PrimePlayer's common stock, par value $0.0001 (the "Shares"), which may be issued pursuant to the above-referenced plan (the "Plan"). In connection with that registration, I have reviewed the proceedings of the Board of Directors of PrimePlayer relating to its adoption of the Plan, the registration and proposed issuance of the common stock, the Articles of Incorporation of PrimePlayer and all amendments thereto, the Bylaws of PrimePlayer, and such other documents and matters as I have deemed necessary to the rendering of the following opinion. Based upon that review, it is my opinion that the Shares when issued in conformance with the terms and conditions of the Plan, will be validly and legally authorized and issued, fully paid, and nonassessable under applicable provisions of the Nevada Revised Statutes.. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares. I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in the registration statement.

Very truly yours,

/s/ James N. Barber

James N. Barber